Exhibit 10.18

Unitrin, Inc. 2009 Performance Incentive Plan

ANNUAL INCENTIVE AWARD AGREEMENT

This ANNUAL INCENTIVE AWARD AGREEMENT (“Agreement”) is made as of this      day of                     , 2       (“Grant Date”) between [EMPLOYER NAME] (the “Company”), and «Name» (the “Participant”).

SIGNATURES

As of the date set forth above, the parties have executed this Agreement, including Exhibit A:

COMPANY		PARTICIPANT

By:
	«Authorized Officer»	«Name»

By his or her signature below, the spouse of the Participant agrees to be bound by all of the terms and conditions of this Agreement.

Print Name

RECITALS

A. The Compensation Committee of the Board of Directors of Unitrin, Inc. (the “Committee”) has adopted the 2009 Performance Incentive Plan, including any and all amendments to date (the “Plan”).

B. The Plan provides for the granting of annual and multi-year incentive awards to selected employees of Unitrin, Inc. or any of its affiliates.

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NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company grants to the Participant an annual incentive award on the terms and conditions hereinafter set forth (the “Award”), subject to the provisions set forth on Exhibit A.

2. Vesting and Forfeiture.

(a) Performance Period. The Performance Period (the “Performance Period”) for this Award shall be the period set forth in the attached Exhibit. Subject to the forfeiture and early vesting provisions referenced in Section 2(b) below, the Award will vest on the last day of the Performance Period only to the extent set forth and in accordance with the terms of Exhibit A with regard to the performance condition(s) referenced therein.

(b) Forfeiture or Early Vesting upon Retirement, Death, Disability or Other Events. During the Performance Period, the Award may be subject to forfeiture or early vesting upon the termination of the Participant’s employment due to retirement, death, disability or other events in accordance with the provisions of Articles 6 or 11 of the Plan, which are incorporated in and made a part of this Agreement.

3. Withholding of Taxes. The Company shall withhold from any payouts under the Award the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.

4. No Assignment or Other Transfer. Neither this Agreement, the Award or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Award or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

5. Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

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6. Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ the Participant, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Participant or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement which may exist between the Participant and the Company or any of its subsidiaries or affiliates.

7. Agreement Subject to Award Plan. The Award hereby granted is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Participant’s rights under this Agreement without the prior written consent of the Participant. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

8. Arbitration. All disputes related to this Agreement or any Award granted hereunder, shall be submitted to binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). A copy of the AAA Rules is available to the Participant upon written request to the Director of Human Resources, Unitrin Services Company, at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.

To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules. If mediation does not fully resolve the dispute, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, to the extent such relief is available under applicable law, and all defenses that would be applicable in a court of competent jurisdiction shall be available. All administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company.

9. Execution. This Agreement has been executed and delivered as of the day and year first above written at Chicago, Illinois, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Illinois without application of its conflicts of laws principles.

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10. Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Award granted hereby and may not be amended except in a writing signed by both the Company and the Participant.

<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY, EFFECTIVE 2/1/11:>

11. Clawbacks. Notwithstanding the vesting terms or any other provision set forth in this Agreement, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.

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Exhibit A

To Annual Incentive Award Agreement

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Overview: This Exhibit A sets forth the terms that will determine the amount of the cash payout, if any, that the Participant may be entitled to receive pursuant to the Award based on the achievement of the applicable performance goals measured over the Performance Period.

Performance Period: January 1, 2011 through December 31, 2011.

Threshold, Target and Maximum performance levels: The applicable Threshold, Target and Maximum levels of performance for the Award are set forth below.

Table 1. Performance Levels

Type of Award	Threshold	Target	Maximum
Annual Award

Target Bonus Percentage: The applicable Target Bonus Percentage for the Award is set forth in Table 1 above, under the heading “Target”. The Target Bonus Percentage is expressed as a percentage of the Participant’s Base Salary, as defined herein.

Base Salary: Base Salary is the Participant’s annual base salary in effect as of April 1 of the Performance Period.

Performance Measures: The performance measures applicable to this Award are Profit Margin and Premium and Auto Finance Revenue Growth, as defined herein. The performance goals for each applicable measure are shown in the Performance Matrix in Exhibit A-1, which shows Profit Margin on the X axis and Premium and Auto Finance Revenue Growth on the Y axis.

Profit Margin: Profit Margin is defined as Net Income From Operations divided by Premium and Auto Finance Revenues.

Premium and Auto Finance Revenue Growth: Premium and Auto Finance Revenue Growth is defined as the percentage increase in Premium and Auto Finance Revenues in 2011 from such revenues in 2010.

Premium and Auto Finance Revenues: Premium Revenues is defined as earned premiums as reported in the Financial Analysis Summaries for the following operating companies: Kemper, Unitrin Specialty, Unitrin Direct, Career Agency Companies, Reserve National and Unitrin Business Insurance. Auto Finance Revenues is defined as gross income as reported in the Fireside Bank Financial Analysis Summary minus the gross income of the Fireside Bank corporate product line.

Net Income From Operations: Net Income From Operations includes the sum of net incomes as reported in the Financial Analysis Summaries (excluding corporate divisions) for the following operating companies: Kemper, Unitrin Specialty, Unitrin Direct, Career Agency Companies, Reserve National and Fireside Bank. (excluding Fireside Bank’s corporate line of business). Net Income From Operations also includes the after-tax investment income pertaining to the reserve run-off of discontinued operations (Unitrin Business Insurance and First Nonprofit).

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Target Multiplier: At the end of the Performance Period, the Participant will be assigned a Target Multiplier, which is derived from the Performance Matrix set forth on Exhibit A-1 based on achievement of the performance goals. For performance between points on the Performance Matrix, the Target Multiplier will be interpolated on a straight-line basis.

Award Percentage: The Target Multiplier will be applied against Participant’s Target Bonus Percentage to arrive at the Award Percentage for the Participant.

Award Calculation: The determination of the amount of the payout, if any, under the Award will be calculated by multiplying the Participant’s Award Percentage by the Participant’s Base Salary.

Target Multiplier * Participant’s applicable Target Bonus Percentage = Award Percentage

Award Percentage * Base Salary = Final Cash Award payable under the Plan

Illustrative Example: Below is an illustrative example of a calculation for a potential payout under the Award for a sample participant with a Base Salary of $100,000.

Table 2. Illustrative Example:

Based on Profit Plan 2010-I, at -6.44% Growth Rate & 7.35% Profit Margin

Example of Individual Target Bonus Percentage from Table 1	Example of Target Multiplier interpolated from Performance Matrix	Example of Total Award Percentage (AxB)	Example of Base Salary	Example of Estimated final Cash Award payable under the Plan (CxD)
A	B	C	D	E
50.0%	155.5%	77.8%	100,000	77,800

Adjustments: The Compensation Committee of the Unitrin, Inc. Board of Directors may, in its discretion:

(i)	in evaluating performance in connection with this Award, include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification™ 225-20 – Extraordinary and Unusual Items (or a successor pronouncement) and/or in the Company’s periodic reports filed with the Securities and Exchange Commission for periods within the applicable Performance Period; and (f) acquisitions or divestitures; and

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(ii)	make adjustments to the established performance goals applicable to this Award to reflect changes to the job responsibilities of the Participant or the structure of the Company or its Affiliates that relate directly to such established performance goals for all or a portion of the applicable Performance Period; provided, however, that no such adjustment shall be made to an Award to an employee whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, if such adjustment would cause the compensation payable under the Award to fail to qualify as performance-based compensation under Section 162(m).

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